Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is effective as of February 20, 2007 (the “Effective Date”), by and between X-RITE, INCORPORATED, a Michigan corporation with its principal office located at 4300 44th Street, S.E., Grand Rapids, Michigan 49512 (“X-Rite”), and Bernard J. Berg, an individual resident at 10775 Eastern Avenue S.E., Wayland, Michigan 49348 (“Executive”).

PREAMBLE:

X-Rite desires to employ Executive and to obtain the benefits of the covenants by, and restrictions imposed on, Executive contained herein; and

Executive desires to be employed by X-Rite and is willing to be bound by the covenants and restrictions imposed on Executive herein, all on the terms and conditions set forth herein.

THEREFORE, X-Rite and Executive hereby agree as follows:

1.	Employment. X-Rite hereby employs Executive, and Executive hereby accepts employment, on the terms and subject to the conditions set forth herein.

2.	Employment Period. Executive’s employment hereunder shall commence as of the Effective Date and shall continue until terminated as provided in this Agreement (the “Employment Period”).

3.	Compensation. During the Employment Period, Executive shall be paid an annual salary, annual performance bonuses, incentive compensation and other fringe benefits, as determined from time to time by X-Rite’s Chief Executive Officer and Chief Technology Officer, subject to the following:

(a)	Base Salary. During the Employment Period, X-Rite shall pay to Executive a salary at the annual rate of Two Hundred Sixteen Thousand United States Dollars ($216,000) (the “Base Salary”), subject to change in accordance with Section 16. Executive’s Base Salary shall be paid in accordance with X-Rite’s normal payroll practices.

(b)	Short-Term Incentive (Bonus). Executive will be entitled to participate in any bonus plan or other incentive compensation program now or hereafter applicable to X-Rite’s executives. Executive’s annual performance bonus potential shall initially be forty percent (40%) of his Base Salary if X-Rite achieves target performance and up to eighty percent (80%) of his Base Salary if X-Rite achieves exceptional performance.

(c)

Long-Term Incentive. Executive will be entitled to participate in a long-term incentive compensation program now or hereafter applicable to X-Rite’s executive band. Initially, sixty percent (60%) of Executive’s total long-term incentive compensation amount shall consist of restricted stock awards granted pursuant to the terms and conditions of the X-Rite, Incorporated Restricted Stock Agreement and forty percent (40%) of Executive’s total long-term incentive compensation amount shall consist of stock option awards granted pursuant to the terms and conditions of the X-Rite, Incorporated Employee Stock Option Plan Officer Stock Option Agreement.

(d)	Insurance and Other Fringe Benefits. Executive shall be offered such insurance and other fringe benefits including, but not limited to, medical, dental, long term disability, group life insurance, and accidental death and dismemberment insurance, employee stock purchase plan, and 401(k) retirement plan pursuant to X-Rite’s plans and policies in effect from time to time for its executives.

(e)	Expense Reimbursement. Executive shall be entitled to payment and/or reimbursement for all reasonable expenses incurred by Executive in the course of performing his duties and responsibilities hereunder which are consistent with X-Rite’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to X-Rite’s expense reimbursement policy, including requirements with respect to reporting and documentation of such expenses.

(f)	Vacation. Executive will be entitled to five (5) weeks of vacation until such time as his X-Rite service entitles him to additional vacation under X-Rite’s vacation policy.

Notwithstanding anything to the contrary contained in this Section 3 but subject to the provisions of Section 16, all of X-Rite’s practices, policies, and exhibits referenced are subject to change or amendment in accordance with X-Rite’s historic practice or as provided therein.

For purposes of this Agreement, “Target Annual Total Compensation” shall mean the sum of all elements of Executive’s pay and benefits including Executive’s Base Salary, target annual incentives, target annualized long-term incentive grants, employee benefits and retirement plans. For purposes of measuring target annualized long-term incentive grant, the awards shall be measured on their date of grant using reasonable assumptions, including, but not limited to, fair value principles such as those identified in Statement of Financial Accounting Standards No. 123, Share-Based Payment; the value of such awards shall be annualized over the frequency of their grant. In the case of employee benefit and retirement plans, the annual value of such plans shall be measured using reasonable assumptions (including reasonable actuarial assumptions as necessary).

4.	Duties. Executive’s duties shall be to serve as Senior Vice President, Engineering X-Rite, and to perform such duties consistent with that position as the Board of Directors, Chief Executive Officer or Chief Technology Officer of X-Rite directs from time to time. During the Employment Period, Executive shall report to the Chief Technology Officer of X-Rite or his designee, shall devote substantially all his business time and energy to the business and affairs of X-Rite and shall use his best efforts to perform his duties as an executive of X-Rite. Executive shall obtain prior approval before accepting a seat, or serving, on the board of directors or advisory board of any other entity or organization, whether for profit or nonprofit, other than a church-related entity or organization.

5.	Loyalty. Executive agrees that during the Employment Period he will not, without the prior approval of X-Rite’s Chief Executive Officer or Chief Technology Officer, either for himself or on behalf of any other person, firm or corporation, directly or indirectly divert or attempt to divert from X-Rite any business opportunity or business whatsoever, or attempt to negatively influence any X-Rite customers or potential X-Rite customers with whom Executive may have dealings.

6.	Termination. Executive’s employment may be terminated as follows:

(a)	Death. If Executive dies during the Employment Period, this Agreement shall terminate upon Executive’s death. If the Employment Period is terminated as a result of Executive’s death, Executive’s heirs or estate shall be entitled to receive his Base Salary accrued up to the date of termination of employment but shall not be entitled to receive any further salary, bonus, severance, compensation or benefits from X-Rite; provided, however, that in the event the Employment Period is terminated under this Section 6(a) after June 30th in a year, X-Rite shall provide to Executive’s heirs or estate the pro rata portion (based on the number of full months of service by Executive in the year in which the Employment Period is terminated) of any annual performance bonus to which Executive is entitled for that year, payable within ninety (90) days following the end of such year; provided, that payment shall not occur prior to the six (6) month anniversary of the date of termination of employment. Such termination of this Agreement shall not, however, affect Executive’s rights under any stock option incentive programs or agreements, or restricted stock plans or agreements in which Executive participates or to which Executive is a party, and all unvested stock options and restricted shares held by Executive at the time of his death will vest upon such termination of employment.

(b)

Disability. For purposes of this Agreement, “Disability” means a physical or mental infirmity which impairs Executive’s ability to perform his duties under this Agreement which continues for a period of at least one hundred eighty (180) consecutive days. In the event of Executive’s Disability, this Agreement may be terminated as of the end of such one hundred eighty (180) days by X-Rite. If the Employment Period is terminated as a result of Executive’s Disability, Executive shall be entitled to receive his Base Salary accrued up to the date of termination of employment but shall not be entitled to receive any further salary, bonus, severance, compensation or benefits from X-Rite except for any benefits under applicable disability insurance; provided, however, that in the event the Employment Period is terminated under this Section 6(b) after June 30th in a year, X-Rite shall provide to Executive the pro rata portion (based on the number of full months of service by Executive in the year in which the Employment Period is terminated) of any annual performance bonus to which Executive is entitled for that year, payable within ninety (90) days following the end of such year; provided, that payment shall not occur prior to the six (6) month anniversary of the date of termination of employment. Such termination of this Agreement shall not, however, affect Executive’s rights under any stock option incentive programs or agreements, or restricted stock plans or agreements in which Executive participates or to which Executive is a party, and all unvested stock options and restricted shares held by Executive at the time of his Disability will vest upon such termination of employment.

(c)	Termination by X-Rite for Cause. X-Rite shall have the right to terminate Executive’s employment for “Cause.” For purposes of this Agreement, “Cause” shall be limited to Executive:

(i)	engaging in conduct involving dishonesty or fraud or being convicted of a crime involving moral turpitude;

(ii)	engaging in conduct which is intentionally injurious to X-Rite, monetarily or otherwise; or

(iii)	failing to perform assigned duties consistent with Section 4 above (other than any failure resulting from an illness or other similar incapacity or disability), provided that failing to achieve X-Rite’s business objectives shall not solely by itself constitute Cause, or to comply with policies applicable to all X-Rite executives, after a demand for performance or compliance is made in writing to Executive which specifically identifies the manner in which it is alleged that Executive has not substantially performed or complied, and, provided, that Executive has not, in the reasonable judgment of X-Rite, cured the failure described in the notice within ninety (90) days of such notice.

If the Employment Period is terminated by X-Rite for Cause, Executive shall be entitled to receive his Base Salary accrued up to the date of termination of employment but shall not be entitled to receive any further salary, bonus, severance, compensation or benefits from X-Rite.

(d)	Termination by Executive for Good Reason. Executive shall have the right to terminate his employment with X-Rite for “Good Reason” by providing written notice of the termination to X-Rite within thirty (30) days of the occurrence of any of the following:

(i)	without Executive’s consent, a material reduction of Executive’s responsibilities inconsistent with Executive’s position with X-Rite as of the Effective Date; provided, however, that any change solely of Executive’s reporting relationship or title shall not constitute Good Reason;

(ii)	a decrease in Executive’s Target Annual Total Compensation in excess of twenty percent (20%); or

(iii)	a material breach by X-Rite of its obligations under this Agreement.

(e)	Termination by Notice. X-Rite and Executive shall each have the right to terminate their employment relationship for reasons other than those provided above in this Section 6 by giving written notice to the other party specifying the date of termination, provided such notice is given at least one hundred eighty (180) days prior to the specified date of termination. If X-Rite terminates the Employment Period pursuant to this Section 6(e), X-Rite shall have the obligations set forth in Section 7(b). If the Employment Period is terminated by Executive other than for “Good Reason”, Executive shall be entitled to receive his Base Salary accrued up to the date of termination of employment but shall not be entitled to receive any further salary, bonus, severance, compensation or benefits from X-Rite.

(f)	Retirement; Consulting Agreement. Unless earlier terminated pursuant to the terms hereof, the Employment Period shall terminate on December 31, 2008. In the event the Employment Period is terminated pursuant to this Section 6(f), X-Rite and Executive shall enter into a Consulting Agreement substantially in the form attached hereto as Exhibit A, which Consulting Agreement shall be effective as of January 1, 2009.

7.	Severance Pay and Benefits.

(a)	Change In Control Severance Plan. Executive shall be entitled to participate in the X-Rite, Incorporated Change-in-Control Severance Plan for Executives (the “Plan”) when such Plan becomes effective, which Plan provides severance benefits to certain employees of X-Rite upon certain terminations of employment from X-Rite following a Change in Control (as defined in the Plan).

(b)	Severance Pay and Benefits After Termination by X-Rite Notice or by Executive for “Good Reason”. If the Employment Period is terminated by X-Rite by written notice under Section 6(e) of this Agreement, or by Executive under Section 6(d) of this Agreement, provided that Executive is not in breach of any of the provisions of Section 8, 9 or 10 of this Agreement, X-Rite shall provide to Executive:

(i)	severance pay equal to Executive’s monthly salary for the last full month immediately preceding his termination, payable until December 31, 2008; provided, that the aggregate amount of the first seven (7) months of installments shall be paid at the beginning of the seventh month following the date of termination of employment and the remaining installments shall be paid on a monthly basis thereafter;

(ii)

the pro rata portion (based on the number of full months of service by Executive in the year in which the Employment Period is terminated) of any annual performance bonus to which Executive is entitled for the year in which the Employment Period is terminated by X-Rite under Section 6(e) or by Executive under Section 6(d), payable within ninety (90) days following the end of such year; provided that payment shall not occur prior to the six (6) month anniversary of the date of termination of employment;

(iii)	payment of Executive’s continuation coverage premiums under the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended, for eighteen (18) months following the date of termination of employment; and

(iv)	any unvested stock options and restricted stock held by Executive will continue to vest, and any vested stock options and restricted stock held by Executive will remain exercisable, as provided in the stock option and restricted stock agreements to which they relate.

(c)	Compliance with Code Section 409A. It is intended that any amounts payable under this Agreement and X-Rite’s and Executive’s exercise of authority or discretion hereunder shall comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended and the regulations and other guidance issued thereunder (“Section 409A”), so as not to subject Executive to the payment of interest and tax penalty which may be imposed under Section 409A.

(d)	No Mitigation of Severance Benefits. Executive shall not be required to mitigate the amount of any severance benefits provided in this Section 7 by seeking other employment or otherwise, nor shall the amount of any payment provided in this Section 7 be reduced by any compensation earned by Executive as a result of his employment with another employer after termination.

8.	Confidentiality and Proprietary Information. Executive shall forever hold in strictest confidence and shall not use or disclose any confidential information, technique, process, development, or experimental work, trade secret, customer lists, or other secret and confidential matter relating to the products, services, sales, employees, or business of X-Rite. In addition, Executive agrees that he will not use such information for his benefit or the benefit of any third party. Executive also agrees that X-Rite owns and retains all rights to any inventions, innovations, ideas, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable) which pertain to X-Rite’s historical, current, or prospective businesses and that Executive may have developed by himself or with others while employed by X-Rite (collectively, “Work Product”). Executive hereby assigns all rights and interests that he may have in such Work Product to X-Rite, and agrees to cooperate with X-Rite with respect to, and to sign documents necessary to, perfect any of X-Rite’s intellectual property rights or protections such as domestic or foreign copyrights or patents. In addition, Executive and X-Rite have entered into the X-Rite Confidential and Proprietary Information Agreement which shall remain in full force and effect, notwithstanding execution of this Agreement.

9.

Non-Competition; Non-Solicitation. Executive agrees that during the Employment Period and for a period of twelve (12) months thereafter, Executive shall not: (i) participate directly or indirectly, in the ownership, management, financing or control of any business which is, or is about to become, a competitor of X-Rite or its subsidiaries; (ii) provide consulting services or serve as an officer or director for any such business; or (iii) solicit for employment or other services or employ or engage as a consultant or otherwise any person who is or was an employee of X-Rite, or encourage or facilitate any person who is or was an employee of X-Rite to terminate his or her employment with X-Rite. Notwithstanding the foregoing, Executive shall not be prohibited from owning stock of any corporation whose shares are publicly traded so long as that ownership is in no case more than five percent (5%) of such shares of the corporation. The time period for the restrictions set forth in this Section shall be extended by the number of days in which Executive is in breach of such restrictions.

10.	Non-Disparagement and Non-Interference. Executive covenants and agrees that from the Effective Date and thereafter, Executive will not disparage, criticize, condemn, or impugn X-Rite, its related and affiliated companies, their products nor its or their former or current owners, directors, officers, employees, agents, insurers, and representatives. Executive also agrees that he will not directly or indirectly interfere with or adversely affect, X-Rite’s business relationships, reputation, contracts, pricing or other relationships that X-Rite has with its former, current, or prospective customers, suppliers, clients, employees, businesses, financial institutions, shareholders, or others persons or entities with whom X-Rite interacts or relates. X-Rite covenants and agrees that after any termination of Executive’s employment by X-Rite, none of the officers of X-Rite will intentionally disparage, criticize, condemn or impugn Executive.

11.	Injunctive Relief and Other Remedies. In the event of the breach or threatened breach by Executive of any of the provisions of Sections 8, 9 or 10 of this Agreement, X-Rite shall be entitled to specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security) in addition and supplementary to any other rights and remedies existing in X-Rite’s favor.

12.	Indemnification. Each party agrees to indemnify the other party and any and all affiliates of the other party for any costs, expenses, and damages resulting from a party’s breach of this Agreement. Such costs, expenses, and damages include, but are not limited to, actual attorneys’ fees.

13.	Executive Liability Insurance Coverage and Indemnification. Nothing in this Agreement shall deprive Executive, both during and subsequent to the termination of his employment pursuant to this Agreement, of the benefits of X-Rite’s existing or hereafter obtained executive liability insurance coverage, subject to the terms and conditions of such coverage, nor of any right to indemnification under X-Rite’s Articles of Incorporation and Bylaws or under any indemnification agreement between X-Rite and Executive, subject to the limitations on indemnification set forth therein.

14.	Binding Agreement. This Agreement is intended to bind and inure to the benefit of and be enforceable by X-Rite, Executive and their respective heirs, successors and assigns. Executive may not assign his rights or delegate his duties or obligations hereunder without the prior written consent of X-Rite. X-Rite may assign its rights and obligations hereunder, without obtaining the consent of Executive, to any affiliate or subsidiary or to any person or entity that acquires X-Rite or its business or assets, provided that X-Rite will furnish Executive with notice of any such assignment. In the event that Executive becomes entitled to compensation, severance or other payments or benefits pursuant to any plan or arrangement as a consequence of a change in control of X-Rite, such other provisions and rights will supersede those herein and hereunder.

15.	Notice. All notices and other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to Executive at the address set forth on the first page of this Agreement, or to X-Rite at its principal executive offices to the attention of the Secretary, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

16.	Modification; Waiver.

(a)	No provisions of this Agreement may be amended, modified, supplemented, waived, or discharged unless such waiver, modification, supplement, or discharge is agreed to in writing signed by Executive and X-Rite’s Chief Executive Officer or Chief Technology Officer.

(b)	No waiver by either party to this Agreement at any time of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party, nor any compliance with any such condition or provision by the party not required to so perform, shall be deemed a waiver of similar or dissimilar provisions or conditions at that time or at any prior or subsequent time. Failure to insist upon strict compliance with any of the terms, covenants or conditions of this Agreement shall not be deemed a waiver of such term, covenant or condition, nor shall any waiver or relinquishment of any right or power hereunder at any one or more times be deemed waiver or relinquishment of such right or power at any other time.

17.	Governing Law. This Agreement was entered into in the State of Michigan and shall be construed and interpreted in accordance with the laws of the State of Michigan as applied to contracts made and to be performed in the State of Michigan. Any action arising out of or to enforce this Agreement must be brought in courts in the State of Michigan. The parties consent to the jurisdiction of the courts in the State of Michigan and to service of process by registered mail, return receipt requested, or by any other manner provided by law.

18.	Arbitration. Except for matters arising pursuant to Sections 8, 9 or 10 of this Agreement, any dispute between the parties with respect to this Agreement shall be resolved exclusively by arbitration in accordance with the rules for commercial arbitration promulgated by the American Arbitration Association. The arbitration shall be conducted in Michigan and the award shall be final and binding upon the parties and enforceable in any court of competent jurisdiction.

19.	Severability. Whenever possible, each provision and term of this Agreement will be interpreted in a manner to be effective and valid but if any provision or term of this Agreement is held by a court of competent jurisdiction to be prohibited or invalid, then such provision or term will be ineffective only to the extent of such prohibition or invalidity, without invalidating or affecting in any manner whatsoever the remainder of such provisions or terms or the remaining provisions or terms of this Agreement. If any of the covenants set forth in this Agreement are held by a court of competent jurisdiction to be unreasonable, arbitrary, or against public policy, such covenants will be considered divisible with respect to scope, time, and geographic area, and in such lesser scope, time and geographic area, will be effective, binding, and enforceable against Executive. The rights and remedies under this Agreement are cumulative and not alternative.

20.	Miscellaneous. No agreements or representations, oral or otherwise, express or implied, with respect to the specific subject matter hereof have been made by either party except as set forth expressly in this Agreement. This Agreement is intended to supersede and override any other agreement between the parties with respect to the subject matter hereof, including any previous employment agreement between X-Rite and Executive and amendments thereto.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, X-Rite has caused this Agreement to be executed by a duly authorized corporate officer and Executive has executed this Agreement as of the date and year first above written.

X-RITE:		EXECUTIVE:

X-RITE, INCORPORATED

By:	/s/ Thomas J. Vacchiano, Jr.	/s/ Bernard J. Berg
Name: Thomas J. Vacchiano, Jr. Title: Chief Executive Officer		Bernard J. Berg

EXHIBIT A

Form of Consulting Agreement

See Attached.